UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): December 31, 2008

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400 Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2008, Cell Therapeutics, Inc., a Washington corporation (the “Company”), entered into amendments regarding the change in control and other severance provisions of the employment agreement by and between the Company and Craig Philips, President, and the severance agreements by and between the Company and Louis A. Bianco, Executive Vice President, Finance and Administration, Jack W. Singer, M.D., Executive Vice President and Chief Medical Officer and Daniel Eramian, Executive Vice President, Corporate Communications, to provide that each such employment and severance agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Also on December 31, 2008, the Company entered into a new 2-year employment agreement (the “Employment Agreement”) with James A. Bianco, M.D., Chief Executive Officer, to replace his existing employment agreement that expired on December 31, 2008. Pursuant to the Employment Agreement, Dr. Bianco will continue to receive an annual base salary of $650,000, which has remained unchanged since 2005, and will continue to be eligible to receive an annual performance-based cash bonus with a target bonus of at least 50% of his annual base salary. The Employment Agreement has also been structured to comply with Section 409A.

The foregoing description of the Employment Agreement is not intended to be complete and is qualified in its entirety by the full text of the Employment Agreement, which is filed hereto as Exhibits 10.1 and is incorporated herein by reference.

On December 31, 2008, as determined by the Compensation Committee of the Company’s Board of Directors, a cash incentive bonus to each of the named executive officers for the fiscal year ending December 31, 2008 was granted, subject to the deferral of 25% of the awarded bonus until March 1, 2009; at such time the Company’s Board of Directors will be required to make a determination that the Company is sufficiently liquid to pay the remaining amount.

The Compensation Committee of the Board of Directors approved bonuses to the Company’s management team based upon accomplishments during 2008 including the following: successful filing of a supplemental Biologics License Application for use of Zevalin in first-line consolidation therapy in indolent non-Hodgkin’s lymphoma (NHL ) and the acceptance of the filing for priority review by the FDA; formation of a 50/50 joint venture with Spectrum Pharmaceuticals, Inc. to market Zevalin in the United States; achievement of the primary efficacy endpoint in the phase III trial of pixantrone for relapsed aggressive NHL; submission of Marketing Authorization Application (MAA) to the European Medicines Agency for non-small cell lung cancer with Eastern Cooperative Oncology Group (ECOG) performance status 2 (PS2); and raising the necessary capital to fund ongoing operations as well as progress in reducing cash used for operating expenses.

The total bonus amount earned for 2008 performance and the total bonus amount paid out on January 2, 2009 for each of the named executive officers is as follows:

Name and Principal Position	Earned Cash Bonus		Cash Bonus Paid
James A. Bianco, M.D., Chief Executive Officer	$487,500		$365,625
Craig W. Philips, President	$67,000	*	$50,250
Louis A. Bianco, Executive Vice President, Finance and Administration	$165,000		$123,750
Jack W. Singer, M.D., Executive Vice President, Chief Medical Officer	$153,000		$114,750
Daniel Eramian, Executive Vice President, Corporate Communications	$141,750		$106,302

*	Mr. Philips bonus was prorated to reflect that his employment with the Company began on August 1, 2008.

Item 8.01.	Other Events.

On January 3, 2009, the Company entered into a settlement agreement (the “Settlement”) with Tang Capital Partners LP (“Tang”) with respect to the civil action filed by Tang on January 2, 2008 in the United States District Court for the Southern District of New York in which Tang alleged that we breached a Securities Purchase Agreement, executed on or about April 16, 2007 in connection with the issuance of Series B Preferred Stock. Pursuant to the Settlement, in exchange for the full release of all claims arising directly or indirectly out of or related to Tang’s purchase, acquisition, ownership, interest in or rights under Series B 3% Convertible Preferred Stock, the Company will pay Tang an aggregate amount of $5,100,000, in two equal installments of $2,550,000 to be made January 6, 2009, and January 29, 2009. In the event that both such payments have not been made, the Company has agreed that it will not close a tender offer for the Company’s outstanding convertible notes described in a press release on December 5, 2008. In connection with the Settlement, Tang’s 3,000 shares of Series B Preferred Stock were converted into 44,576 shares of common stock.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Company and James A. Bianco, dated as of December 31, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: January 6, 2009	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between the Company and James A. Bianco, dated as of December 31, 2008